Exhibit 10.4

GSI COMMERCE SOLUTIONS, INC.

AMENDED AND RESTATED E-COMMERCE AGREEMENT

BETWEEN

GSI COMMERCE SOLUTIONS, INC.

AND

PALMONE, INC.

AMENDED AND RESTATED E-COMMERCE AGREEMENT

This Amended and Restated E-Commerce Agreement, dated as of May 10, 2004 (the “Agreement”), is made and entered into by and between GSI Commerce Solutions, Inc., a Pennsylvania corporation (“GSI”), and palmOne, Inc. (formerly Palm, Inc.), a Delaware corporation (the “Company”).

Recitals

WHEREAS, GSI and the Company entered into an E-Commerce Agreement, dated as of June 14, 2002 (the “Effective Date”), as amended as of December 3, 2002 (the “Original Agreement”);

WHEREAS, GSI and the Company wish to amend and restate the Original Agreement, effective as of the Effective Date;

WHEREAS, GSI is in the business of, among other things, developing and operating e-commerce businesses for retailers and manufacturers and providing for those companies GSI’s proprietary technology, Web Site design and development capabilities, order processing capabilities, customer service capabilities, fulfillment capabilities and centralized inventory management to enable those companies to offer e-commerce to their customers;

WHEREAS, the Company is in the business of developing, manufacturing and selling Palm Products (as defined below) and is the owner of the Company Site (as defined below);

WHEREAS, the Company desires to have GSI create the Company Stores (as defined below) that will offer Merchandise (as defined below) for sale and that can be accessed directly through the Designated URLs (as defined below) or through fixed links that will appear on pages of the Company Site, including the Home Page (as defined below) of the Company Site;

WHEREAS, the Company has made a substantial investment to establish its trade names among consumers and distributors so as to create a retail image connoting a specific manner in which merchandise is presented and sold by the Company;

WHEREAS, both the Company and GSI recognize that the overall success of the Company Stores depends on consumers perceiving the Company Stores to be an extension of the Company Site;

WHEREAS, the Company and GSI desire to have GSI provide to the Company a complete solution by which the Company and/or its Affiliates will sell Merchandise through the Internet during the Term (as defined below) of this Agreement; and

WHEREAS, the Company desires to obtain e-commerce capability from GSI in a manner that allows the Company to protect its Trademarks and that will complement the Company Site.

NOW, THEREFORE, in reliance upon the above recitals (which are made a part of the Agreement below) and in consideration of the mutual promises and covenants contained in this Agreement, the Company and GSI (each a “Party” and collectively, the “Parties”), intending to be legally bound, agree as follows:

Section 1. Definitions.

Whenever used in this Agreement, the following capitalized terms shall have the following specified meanings:

1.1 “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is controlled by, is under common control with or controls such Person, but only as long as such control exists. For this purpose, control means ownership or voting rights over at least 50% of the outstanding voting or equity securities of the Person in question or the power to direct or cause the direction of management or policies of such Person, whether through voting securities, by contract or otherwise.

1.2 “Aggregate Information” means any information or data derived from Customer Information which is not specific to a Person, does not refer to or identify any specific Person, and cannot be used, alone or in conjunction with any other information, to identify any specific Person.

1.3 “Company Content” means the following content or information owned or controlled (e.g., by license or otherwise) by the Company or its Affiliates and furnished by the Company or its Affiliates to GSI in accordance with the terms of this Agreement: text, graphics, photographs, video, audio and/or other data or information and e-mail addresses furnished by the Company for use in connection with the Company Stores and Specialized Stores.

1.4 “Company Site” means that Web Site, the primary Home Page for which is identified by the URL, www.palmone.com (and any successor or replacement Web Site).

1.5 “Company Stores” means the Web Sites, as operated by GSI pursuant to this Agreement, the primary Home Pages for which are identified by the Designated URLs (and any successor or replacement Web Sites).

1.6 “Company Stores Functionality” means, collectively: (a) functionality and features available on the Company Stores and/or Specialized Stores that GSI may make available from time to time, and (b) any future equivalents, improvements and enhancements of any of the foregoing.

1.7 “Company Stores Links” means links to the Company Stores which are to be created on the Company Site pursuant to this Agreement, and which, in each case, shall be as described in Schedule “A”.

1.8 “Confidential Information” means all nonpublic information relating to a Party or its Affiliates that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation, (a) all nonpublic information relating to a Party’s or its Affiliates’ technology, customers, business plans, promotional and marketing activities, finances and other business affairs, and (b) all third party information that a Party or its Affiliates is obligated to keep confidential. Confidential Information may be contained in tangible materials, such as drawings, data, specifications, reports and computer programs, or may be in the nature of unwritten knowledge. Neither Party shall have any obligation to maintain the confidentiality of Confidential Information that (i) has become publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the receiving Party at the time of its receipt from the disclosing Party or its Affiliates, (iii) is received from a third party who did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the receiving Party without reference to any Confidential Information.

1.9 “Customer” means a Person who accesses any of the Company Stores, the Wireless Products Store or Specialized Stores in any manner, whether or not a purchase is made.

1.10 “Customer Information” means the name, mailing address, telephone number, e-mail address, Order and Order processing information and any other identifying information provided by or obtained from Customers through the Company Stores, the Wireless Products Store or the Specialized Stores; provided, however, Customer Information does not include (i) any information that either GSI or the Company owns or to which GSI or the Company has the rights and which is obtained from Customers other than through transactions contemplated under this Agreement, (ii) Aggregate Information, or (iii) Financial Information.

1.11 “Designated URLs” means www.store.palmone.com or any successor or replacement URL and www.store.palmone.com/outlet or any successor or replacement URL.

1.12 “Extended Warranty” means a warranty for Palm Products offered for sale through the Company Stores, the Wireless Products Store or Specialized Stores which is administered solely by the Company or a third party on its behalf and the obligations under which are performed solely by the Company or a third party on its behalf.

1.13 “Financial Information” means all information relating to the financial performance and/or operations of the Company Stores, the Wireless Products Store and Specialized Stores which is not specific to a Person, does not refer to or identify any specific Person, and cannot be used, alone or in conjunction with other information, to identify any specific Person.

1.14 “Gross Revenue” means all cash consideration (not including any portion of payment made through the redemption of coupons, discount codes, credits or On-Line Gift Certificates, but including the sale of On-Line Gift Certificates) received from Customers for Orders of Merchandise, taxes, duties, shipping and handling services and the provision of gift wrapping and other value added services through this Agreement, including amounts received in connection with Orders of Merchandise which result in returns.

1.15 “GSI Content” means any and all content or information owned or controlled (e.g., by license or otherwise) by GSI or its Affiliates, including text, graphics, photographs, video and audio, and furnished by GSI or its Affiliates in connection with the Company Stores, the Wireless Products Store or the Specialized Stores or otherwise in connection with the performance of its obligations under this Agreement.

1.16 “Home Page” means, with respect to a Web Site, the Web page designated by the operator of the Web Site as the initial and primary end user interface for the Web Site.

1.17 “Intellectual Property Rights” means any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark, trade dress and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights of every kind and nature throughout the universe and however designated (including domain names, logos, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

1.18 “Internet” means the system of computer networks interconnected with routers, worldwide in scope, that facilitates data communication services such as remote login, file transfer, electronic mail, and the Web, and any successor to such system.

1.19 “Launch Date” means, with respect to each of the Company Stores and Specialized Stores, the date on which such Company Store or Specialized Store, as operated by GSI hereunder, is first made available to the public on the Web.

1.20 “Look and Feel” means the appearance, coloring, graphics, fonts, logos and other look and feel characteristics of a Web Site which are unique to the Web Site and are consistent from page to page and which indicate a common identity of the various pages and identify such pages as forming a part of a single Web Site.

1.21 “Merchandise” means Palm Products, Non-Palm Products, Extended Warranties and Service Contracts which are offered for sale through the Company Stores, the Wireless Products Store and/or Specialized Stores from time to time.

1.22 “Merchandise Cost of Sales” means, with respect to (i) Palm Products, the amount payable by GSI to the Company for such Palm Products pursuant to Section 3.6 hereof, and (ii) Non-Palm Products, GSI’s actual out of pocket cost of such products, including applicable transportation fees to GSI’s warehouse but excluding any and all other fixed or variable costs.

1.23 “Merchandise Revenue” means [*].

1.24 “Non-Palm Products” means products which are offered for sale through the Company Stores, the Wireless Products Store and/or Specialized Stores, other than Palm Products.

1.25 “On-Line Gift Certificates” means gift certificates, pre-programmed cards, and other forms of credit in fixed denominations redeemable only through the Company Stores, the Wireless Products Store or Specialized Stores.

1.26 “Open-Box Return” means a Palm Product returned by a Customer and not salable as “new” but salable if properly marked as “Open-Box”, as determined by GSI after using good faith efforts to comply with the Testing Specifications (as defined below).

1.27 “Order” means an order for Merchandise made by a Customer.

1.28 “Palm COGS” means Merchandise Cost of Sales for Palm Products.

1.29 “Palm Products” means (i) products which are manufactured by or on behalf of the Company and/or its Affiliates and which use or bear the Company’s or its Affiliates’ Trademarks, including Refurbished Products and Software Products, and (ii) third-party products sourced by the Company.

1.30 “Palm Revenue” means Merchandise Revenue derived from the sale of Palm Products.

1.31 “Person” means, whether or not capitalized, any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

1.32 “Group Order” means a written order by a third party for Merchandise which (i) is accepted and fulfilled by GSI, and (ii) results in the Group Order Threshold Amount (as defined below) of cash consideration (not including any portion of payment made through the redemption of coupons, discount codes or credits) received by GSI for the sale of Palm Products which are personal digital assistants; provided, however, that Group Orders shall not include any orders placed through the Employee Store. For purposes of this definition, the “Group Order Threshold Amount” shall be $[*] between the Launch Date and the Re-Launch Date and $[*] on and after the Re-Launch Date.

1.33 “Refurbished Product” means a Palm Product not salable as “new” but reconditioned to be salable if properly marked as “used”, as determined by the Company.

1.34 “Re-Launch Date” means, with respect to the Company Stores and Specialized Stores, May 29, 2004.

1.35 “Secondary URLs” means uniform resource locators other than the Designated URLs that include one or more of the trade names, trademarks, or service marks used by the Company or its Affiliates, or any variant of such trade names, trademarks, or service marks or other references to the Company or the Company’s business.

1.36 “Service Contract” means a service contract (other than Wireless Plans) for technical support related to Palm Products offered for sale through the Company Stores, the Wireless Products Store or Specialized Stores which is administered solely by the Company or a third party on its behalf, and the obligations under which are performed solely by the Company or a third party on its behalf.

1.37 “Services Revenue” means [*].

1.38 “Shipping Revenue” means [*].

1.39 “Software Product” means a compact disc, multimedia card, secure digital expansion card containing software to be used in connection with other Palm Products.

1.40 “Specialized Stores” means Web Sites focused on particular customer groups such as the Education Store, the Employee Store, the Canadian Store (each as defined below) and other mutually agreed upon Web Sites.

1.41 “Technology” means any design, specification, content (which includes product files, catalogs, images and editorial content), data, database, software, code, template, user interface, technique, algorithm, method, process, device, procedure, functionality or other technology or item.

1.42 “Term” is defined in Section 13.1 of this Agreement.

1.43 “Trademark” means any trademark, service mark, trade name, URL, domain name, trade dress, proprietary logo or insignia or other source or business identifier.

1.44 “URL” means the uniform resource locator of a Web Site.

1.45 “Web” means the Internet client-server hypertext distributed information retrieval system known as the World Wide Web.

1.46 “Web Site” means any point of presence maintained on the Internet or on any other public data network. With respect to any Web Site maintained on the World Wide Web or any successor public data network, such Web Site includes all HTML pages (or similar unit of information presented in any relevant data protocol) that either (a) are identified by the same second-level domain (such as http://www.palm.com) or by the same equivalent level identifier in any relevant address scheme, or (b) contain branding, graphics, navigation or other characteristics such that a user reasonably would conclude that the pages are part of an integrated information or service offering.

1.47 “Wireless Plan” means a written plan, agreement or materials established by a third party carrier or service provider which set forth the rates at which, and the terms and conditions pursuant to which, wireless voice and data services and applications for personal digital assistants and/or cellular phones is provided to Customers.

1.48 “Wireless Product” means a personal digital assistant approved for operation on a carrier network offering data and/or voice service.

1.49 “Wireless Products Store” means the Web Site, as operated pursuant to this Agreement, where Palm Products which are Wireless Products are offered for sale to Customers by GSI and Wireless Plans are offered for sale to Customers by the Company (and any successor or replacement Web Site).

Section 2. Creation and Operation of the Company Stores and the Wireless Products Store.

2.1 Design and Development; Launch. GSI will design and develop the Company Stores in accordance with this Agreement. The Company will design and develop the Wireless Products Store in accordance with this Agreement. The Company Stores and the Wireless Products Store will be generally comparable in quality, ease of use and performance as then-current industry standards for e-commerce Web Sites that sell products and services similar to those then offered through the Company Stores and Wireless Products Store, respectively. The Company Stores will contain at a minimum the functionality and features set forth on Schedule “B” attached to this Agreement and such other functionality and features as may be agreed upon by the Parties. The Parties will work together in good faith and use commercially reasonable efforts to cause the Launch Dates for each Company Store to be as soon as practicable after the Effective Date.

2.2 Design Templates; Look and Feel; Approval Rights. The Company Stores will be comprised of a series of templates (“Design Templates”) developed by GSI and the Company that will define the format and layout of a page on the Company Stores and establish the placement and size of content type blocks (e.g. text, graphics, promotions, advertising, navigation bar and images). The Look and Feel characteristics of the Company Stores and the Wireless Products Store will be consistent with that of the Company Site, or as otherwise agreed upon by the Parties. The Company will provide GSI with the Company Content necessary for the operation of the Company Stores in such format as may be agreed upon by the Parties. The Company shall have the right to approve the overall Design Templates and Look and Feel of the Company Stores prior to their respective Launch Dates, with such approval not to be unreasonably withheld or delayed. After the Launch Date for each Company Store, no material changes to the Design Templates or Look and Feel of such Company Store will be made without the approval of the Parties.

2.3 Hosting, Maintenance and Operations of Company Stores. GSI will host, maintain and operate the Company Stores in accordance with this Agreement. The Company will host, maintain and operate the Wireless Products Store in accordance with this Agreement until the Transition Date (as defined below). GSI will host, maintain and operate the Wireless Products Store in accordance with this Agreement after the Transition Date. The equipment and software used by GSI to host and operate the Company Stores and the security provided by GSI with respect to the Company Stores, will be at least generally comparable to then-current prevailing industry standards for e-commerce Web Sites that sell products and services similar to those then offered through the Company Stores. GSI agrees that during the Term it will comply with [*]. The Company Stores will be operated at the Designated URLs and at such other URLs as may be agreed upon by the Parties. The Wireless Products Store will be operated at the URL designated by the Company. The Company agrees that GSI will be enabled, throughout the entire Term, to provide all domain name server services for the Designated URLs and all Secondary URLs for the Company Stores. Without limiting the generality of the preceding sentence, throughout the entire Term, the Company will ensure that (i) the Designated URLs and all Secondary URLs are registered with Network Solutions Inc. (or another reputable registrar approved by GSI) in such a way that the Designated URLs and all designated Secondary URLs point to domain name servers designated and controlled by GSI, (ii) it complies with the requirements of, and provides GSI with the information set forth on, Schedule “D” attached to this Agreement with respect to security for and registration of all URLs for the Company Stores, and (iii) GSI is appointed as technical contact with Network Solutions, Inc. (or such other approved registrar) for the Designated URLs and all Secondary URLs. If the Company notifies GSI that it reasonably believes that GSI’s use of the Company’s Trademarks on the Company Stores or Specialized Stores is not consistent with the quality or goodwill of such Trademarks, then GSI will use [*] efforts to alter such use so that it is consistent with such quality or goodwill.

2.4 Order Processing and Fulfillment. Between the Re-Launch Date and the Transition Date, the Company will be responsible for accurately transmitting to GSI all information related to Orders through the Wireless Products Store which is reasonably requested by GSI, in the time period and format reasonably specified by GSI. GSI will be responsible for all aspects of order processing and fulfillment for the Company Stores and the Wireless Products Store, including those functions set forth on Schedule “E” attached to this Agreement. The order processing and fulfillment services provided by GSI with respect to the Company Stores will be generally comparable in quality as then-current prevailing industry standards for e-commerce Web Sites that sell products and services similar to those then offered through the Company Stores. At the Company’s request, GSI will ship Palm Products in a manner which requires the Customer’s signature for delivery. The Order receipt, processing and fulfillment services provided by GSI with respect to the Company Stores will at a minimum comply with [*]. GSI will only accept Orders for shipments to addresses in the United States and APO/FPO addresses and to addresses in such other locations as are mutually agreed upon by the Parties; provided, however, that GSI shall also accept Orders for shipments to addresses in [*} beginning [*] and continuing throughout the Term. In the event that Wireless Plans are offered on the Company Stores, the Wireless Products Store or Specialized Stores for credit check and activation by the applicable carrier or service provider through the Company’s systems, GSI shall be responsible for (i) handling Customer and order information transmitted by the Company for the purposes of order processing per Schedule “E”, and (ii) providing product and shipment details, necessary Customer Information, and, if necessary, specific product information such as IMEI numbers and SIM card identifying information to the Company for the purpose of completing device activations through the Company’s systems. The Company shall be responsible for (i) collecting information from Customers to complete applications for Wireless Plans, (ii) submitting applications for such Wireless Plans to the applicable carrier(s), and (iii) notifying GSI as to whether such applications have been approved by the applicable carrier(s). GSI will assume responsibility for back end operations in connection with the offer and sale of Wireless Plans on the Company Stores, the Wireless Products Store and/or Specialized Stores by March 30, 2005 in a manner generally comparable or superior to the manner in which the Company is performing such obligations as of the Re-Launch Date; provided that the Company has provided GSI with (i) all the Company Content necessary for GSI to assume responsibility for such operations in a timely manner, and (ii) its cooperation as reasonably requested by GSI. The date on which GSI assumes responsibility for back end operations in connection with the offer and sale of Wireless Plans shall be referred to as the “Transition Date”. After GSI assumes responsibility for back end operations in connection with the offer and sale of Wireless Plans, any revenue derived therefrom shall be as set forth in this Agreement and GSI agrees to include information within the buy path that the Company reasonably deems necessary (such as a Customer notice regarding chargebacks for cancellation of Wireless Plans by the Customer).

2.5 Returns.

(a) GSI will accept the return of Palm Products which are personal digital assistants (other than Refurbished Products or Wireless Products) and accessories sold through the Company Stores only if (i) a return merchandise authorization number is issued to the Customer, and (ii) (A) such Merchandise is defective or such Merchandise is damaged during shipment as determined by GSI after using good faith efforts to comply with the testing specifications set forth in Schedule “F” (the “Testing Specifications”), or (B) authorization to return such Merchandise is requested within [*] after the Merchandise is received by the Customer (or such other mutually agreed upon time) and such Merchandise is in a condition suitable for resale as new goods or as Open-Box Returns.

(b) GSI will accept the return of a Software Product sold through the Company Stores only if (i) a return merchandise authorization number is issued to the Customer, (ii) such Software Product is defective or damaged during shipment (i.e. does not operate properly with the device), and (iii) authorization to return such Software Product is requested within [*] after the Software Product is received by the Customer (or such other mutually agreed upon time). GSI shall ship a replacement Software Product to such Customer. GSI shall not issue a refund in connection with the return of any Software Product.

(c ) GSI will accept the return of Refurbished Products which are personal digital assistants (other than Wireless Products) and accessories sold through the Company Stores only if (i) a return merchandise authorization number is issued to the Customer, (ii) such Refurbished Product is defective or damaged during shipment as determined by GSI after using good faith efforts to comply with the Testing Specifications, and (iii) authorization to return such

Refurbished Product is requested within [*] after the Refurbished Product is received by the Customer (or such other mutually agreed upon time). GSI shall refund to the Customer returning a Refurbished Product an amount equal to the amount paid by such Customer for the Refurbished Product.

(d) For Wireless Products, GSI will accept the return of any such products (excluding any associated carrier services, if applicable) from the Customer only if (i) a return merchandise authorization number is issued to the Customer, and (ii) (A) such Wireless Product is defective or is damaged during shipment as determined by GSI based on basic visual inspection, or (B) authorization to return such Wireless Product is requested within [*] after the Wireless Product is received by the Customer (or such other mutually agreed upon time) and such Merchandise is in a condition suitable for resale as new goods or as refurbished product. GSI will issue Customer credits, batch the returned units and ship them to Company’s designated repair facility.

Notwithstanding any other provision of this Agreement, Palm will accept from GSI the return of defective or damaged Palm Products as identified through the Testing Specifications which GSI accepts from Customers in accordance with this Section 2.5.

2.6 Customer Service. GSI will be responsible for providing customer service to users of the Company Stores. The customer service provided to users of the Company Stores will be provided in the name of the applicable Company Store (unless otherwise required by law or privacy policy or not to be misleading) and will comply with [*]. GSI will provide customer service in a courteous and professional manner and in accordance with the customer satisfaction quality levels mutually agreed upon in writing by the Parties from time to time. The Company will provide GSI with a telephone number to be provided to individuals with inquiries related to technical product support, wireless services, and other matters not pertaining to the offering, sale or return of Merchandise through the Company Stores (“Other Customer Service Matters”). GSI will forward such inquiries to the telephone number provided by the Company through GSI’s interactive voice response system and the Company will be responsible for such inquiries. If GSI determines (based on the applicable reason codes recorded by GSI customer service personnel) that the total number of customer contacts by GSI concerning Other Customer Service Matters exceeds, during any fiscal quarter of a Fiscal Year, [*]% of the total number of customer service contacts by GSI concerning the Company Stores and Other Customer Service Matters (the “Threshold”), then the Company will pay GSI $[*] per customer service contact that includes Other Customer Service Matters in excess of the Threshold for the applicable fiscal quarter.

2.7 Web Site Transition Plan. Within a reasonable period of time prior to the Launch Date of each Company Store, the Parties shall mutually agree upon a transition plan to address (i) the transfer of account information from users of the Company’s prior e-commerce Web Site to GSI for use in connection with the Company Stores, (ii) procedures for the return of products purchased by users prior to the Launch Date of each Company Store who desire to return such products after such Launch Date, (iii) the redemption of gift cards, gift certificates, coupon and discount codes issued prior to the Launch Date of each Company Store, (iv) customer service requests received after the Launch Date of each Company Store which relate to events occurring prior to such Launch Date, and (v) such other transition matters as may be necessary to transition the operation of the prior Company e-commerce business to GSI as contemplated hereunder.

2.8 Seamless Operations. The Parties agree to work in good faith and use

[*] efforts to perform their respective obligations hereunder as seamlessly as practicable under the Company’s brand. As a result of Persons perceiving the Company Stores as an extension of the Company, the Company agrees to provide GSI with reasonable prior notice of intended actions by the Company which may have a material impact on either of the Company Stores, the ability of GSI to perform its obligations hereunder, and/or the volume of Customers or callers accessing the Company Stores or customer service telephone support for the Company Stores.

2.9 Reporting. The Company will have access to a set of standard reports that GSI generally makes available to its other e-commerce partners. Reports will be exportable in formats mutually agreed upon by the Parties. The reports will include access to data concerning sales (including daily and weekly data for sales by dollar, sales by unit and returns), user traffic, performance of the Company Stores (including [*] reports setting forth [*]), and other relevant information for the Company Stores. Company to outline specific reports and data required for financial statement reporting.

Section 3. Merchandising; Cost of Merchandise

3.1 Assortment. Subject to the terms of this Agreement, GSI will offer, merchandise and sell on the Company Stores and the Wireless Products Store (i) [*], and (ii)[*]. From time to time Company may request GSI to carry Non-Palm Products which GSI, in its reasonable discretion based upon projected business volumes, does not wish to undertake the financial obligation to carry. Upon such request, GSI will offer the products for sale on a consignment basis to GSI and such products shall be Palm Products hereunder. GSI and the Company will work together to develop merchandising programs and to determine attractive bundles and promotions for the Company Stores. For all Palm Products that the Parties agree to offer for sale through the Company Stores and the Wireless Products Store, the Company will sell to GSI such quantities, styles and sizes of such products as may be reasonably requested by GSI. With respect to such Palm Products, the Company will provide to GSI, within a reasonable time prior to the projected inclusion of such Palm Products on the Company Stores and the Wireless Products Store, a report, in reasonable detail, which includes (i) UPC/Model #s for each product; (ii) suggested retail prices for each product that the Company generally provides to other retailers of such products (“SRP”); (iii) available colors and styles; (iv) any sales or inventory restrictions or limitations; (v) packaging dimensions and weight by product; and (vi) such other reasonably requested information.

3.2 Concept Shops. The Company Store will include concept shops which offer certain Palm Products and Non-Palm Products for sale to individuals who are affiliated with industries designated by the Company (the “Concept Shops”). GSI will use [*] efforts to include one (1) “Healthcare” Concept Shop in such Company Store by the Launch Date for such Company Store. Thereafter, the Parties will mutually agree upon additional Concept Shops. The Concept Shops will be accessible to individuals who provide their name, title, e-mail address and phone number and the name of the industry with which they are affiliated. The products offered for sale through the Concept Shops will include an assortment of Palm Products and Non-Palm Products designed to appeal to individuals affiliated with the industries designated by the Company.

3.3 Restrictions. Notwithstanding anything contained herein to the contrary, GSI will not be required to offer, sell, advertise or promote on either of the Company Stores, or display any links to Web Sites that offer, sell, advertise or promote, either directly or indirectly, any of the following: (i) any Merchandise which GSI knows or is informed by the Company is counterfeit, or the offer or sale of which GSI knows or is informed by the Company infringes the valid Intellectual Property Rights of third parties; (ii) any product or service that is unethical, immoral, obscene or offensive to good taste; or (iii) any product that GSI is prohibited from offering for sale on the Company Stores by any third party manufacturer, licensor or licensee of such product.

3.4 Gift Certificates. GSI will have the right to sell On-Line Gift Certificates through the Company Stores, the Wireless Products Store and Specialized Stores. GSI will pay to the Company a revenue share pursuant to Section 7 upon the redemption of On-Line Gift Certificates and not upon the initial sale of such On-Line Gift Certificates.

3.5 Product Descriptions. The Company will provide GSI with product description information (including UPC codes) for each Palm Product in formats reasonably requested by GSI from time to time. The Company will provide GSI with such additional product description information concerning Palm Products as may be reasonably requested by GSI, including information required to comply with applicable legal disclosure requirements. GSI will develop or obtain other product description information for Non-Palm Products. All product descriptions for use on the Company Stores must be reviewed by Palm prior to the Launch Dates for the Company Stores.

3.6 Purchase and Sale of Palm Products.

(a) Palm Products shall be sold to GSI at [*] a current copy of which has been provided to GSI (“Price List”). [*] Each revised Price List and price change notification will state an effective date. The current Price List will be deemed replaced by any subsequent Price List. The Company will deliver such Palm Products to GSI, at the Company’s expense, F.O.B. the Company’s warehouse, to a facility or facilities designated by GSI and based upon a mutually agreed upon delivery schedule, with title to the Palm Products passing from the Company to GSI upon delivery to the common carrier. The Company will use good faith efforts to deliver such Palm Products to GSI in a manner which minimizes GSI’s receiving cost, based upon specifications provided by GSI. GSI will confirm receipt of product within [*] of arrival at GSI facility and will have [*] to make a claim of shortage or damaged shipment.

(b) Each calendar quarter, GSI will have the right to return to the Company Palm Products with a value (as determined by the amount paid by GSI for such Palm Products) of up to [*]% of its aggregate net purchases of Palm Product from the Company in the [*] previous [*] (the “Return Allowance”) for a refund equal to the aggregate amount paid by GSI for such returned Palm Products; provided, however, that GSI must use good faith efforts to sell through its remaining inventory of Palm Products prior to returning to Company. Net purchases include products purchased net of [*], if any, during such applicable quarters. Once the Return Allowance has been reached, the Company will not be required to accept the return of Palm Products from GSI until additional purchases of Palm Products have been made by GSI. GSI will be responsible for the freight costs associated with returns; provided, however, that the Company will assist GSI as reasonably requested in filing any necessary claims with common carriers.

(c) Terms of sale are [*] from date of shipment. The Company will invoice GSI for the aggregate sale price of Palm Products shipped to GSI. Payment is not conditioned upon the Palm Products meeting any acceptance testing procedures GSI may have. If there is any dispute as to a part of a shipment, GSI will pay for the undisputed part of that shipment. GSI may not deduct any debit memos from payment(s) made to the Company on outstanding invoice(s), without prior written approval from the Company. Payments should be submitted to the appropriate address as stated on the invoice.

Section 4. Additional Web Stores.

4.1 Education Store. GSI will design and develop a Web Site which will offer certain Palm Products and Non-Palm Products for sale to educational institutions as defined by Palm in conducting its education business and to the faculty and students of such institutions (the “Education Store”). GSI will use commercially reasonable efforts to cause the Launch Date for the Education Store to coincide with the later of the Launch Dates for the Company Stores. Following the Launch Date for the Education Store, GSI will (i) host, maintain and operate the Education Store, and (ii) process orders and provide fulfillment and customer services for the Education Store. The Education Store will be accessible to representatives of educational institutions and to the faculty and students of such institutions who provide their name, title, e-mail address and phone number and the name of the educational institution with which they are associated. The products offered for sale through the Education Store will include an assortment of Palm Products and Non-Palm Products designed to appeal to various sectors of the education market. GSI will accept purchase orders, credit cards, checks and money orders for purchases through the Education Store.

4.2 Employee Store. GSI will design and develop a Web Site which will offer certain Palm Products for sale to employees of the Company (the “Employee Store”). GSI will use commercially reasonable efforts to cause the Launch Date for the Employee Store to be as soon as practicable after the Effective Date. Following the Launch Date for the Employee Store, GSI will (i) host, maintain and operate the Employee Store, and (ii) process orders and provide fulfillment and customer services for the Employee Store. The Employee Store will be accessible to employees of the Company through the unique Internet protocol address of the Company’s intranet Web Site. The Company will provide GSI with a unique employee identifier to be used by each employee of the Company. All Palm Products offered for sale through the Company Stores will be offered for sale through the Employee Store, other than warranty plans, Refurbished Products, parts and bundles. Each employee of the Company (as determined by such employee’s unique employee identifier) will not be permitted to purchase more than ten (10) of each handheld computing device offered for sale through the Employee Store during any calendar year. GSI will accept credit cards and checks for purchases through the Employee Store.

4.3 Canadian Store. GSI will design and develop a Web Site which will offer certain Palm Products and Non-Palm Products for sale to residents of Canada (the “Canadian Store”). GSI will use commercially reasonable efforts to cause the Launch Date for the Canadian Store to occur by October 1, 2003. Following the Launch Date for the Canadian Store, GSI will (i) host, maintain and operate the Canadian Store, and (ii) process orders and provide fulfillment and customer services for the Canadian Store. The products to be offered for sale through the Canadian Store will be mutually agreed upon by the Parties. The Canadian Store and customer service for the Canadian Store will be available in English and the selling prices for products and services offered for sale through the Canadian Store will be in displayed in Canadian currency with GSI will accepting such currency as payment for products and services. In addition, GSI will provide telephone customer service for the Canadian Store in French through a toll-free phone line. The exchange rate used for the Canadian Store will be updated on a daily basis to reflect the then current exchange rate for United States and Canadian currency as set forth in the Wall Street Journal. Notwithstanding the foregoing, in the event that Merchandise Revenue derived from the Canadian Store is less than [*]Dollars ($[*]) during any of the successive 12-month periods beginning on the one (1) year anniversary of the Launch Date for the Canadian Store, GSI may elect to provide notice to Company that it will cease operations such store unless Company reimburses GSI in an amount equal to [*]% of the difference between (A) [*]Dollars ($[*]) and (B) the Merchandise Revenue derived from the Canadian Store during such 12-month period. GSI must provide such notice within [*] after the end of any such 12-month period and Company shall have [*] after receipt of such notice to elect to make such payment to GSI. If Company elects not to make such payment, GSI may cease operation of the Canadian Store not less than [*] after the date by which Company was required to make such election.

Section 5. Promotion and Advertising.

5.1 Company Activities. At all times during the Term, the Company shall operate and maintain the Company Site and the Wireless Products Store. The Company will create and, following the Launch Date for the Company Stores, maintain on the Company Site during the Term the Company Stores Links in accordance with the requirements set forth on Schedule “A”. Following the Launch Date for each Company Store and continuing during the Term, the Company will [*]. From time to time, the Company may desire or agree to participate in joint promotions with GSI wherein discounts are provided to Customers on Non-Palm Products, value added services and/or shipping and handling services. If GSI and the Company agree upon any such joint promotions, then [*].

5.2 GSI Activities and Obligations. Upon request by the Company from time to time, GSI will provide data feeds to third parties with which the Company has entered into promotional and/or marketing agreements. Such data feeds shall include information concerning Merchandise then available for sale through the Company Stores. Such information may include product names, product descriptions, stock keeping unit numbers (“SKU”), product prices, shipping costs, availability and/or links to the Company Stores.

Section 6. Implementation.

6.1 Account Managers. Each Party will assign an account manager (which manager will be subject to change from time to time by the assigning Party upon written notice to the other Party) to oversee the performance of such Party’s obligations under this Agreement and to facilitate coordination of the Parties’ performance of their respective obligations. The account managers will meet with such frequency as may be mutually agreed upon during the Term to review the implementation of this Agreement and to explore methods for improving performance.

6.2 Cooperation. During the Term, the Parties will cooperate in good faith and use commercially reasonable efforts to (a) provide a positive customer experience between the Company Site and the Company Stores, and (b) maximize customers and revenues from or through the Company Stores.

6.3 Personnel. Each Party will provide during the Term the appropriate resources and personnel to produce and promote the Company Stores. Each Party’s designated employees will be subject to change from time to time by such Party in its sole discretion upon notice to the other Party.

Section 7. Compensation and Expenses.

7.1 General. GSI will be the seller of all products and services sold through the Company Stores, the Wireless Products Store and the Specialized Stores. All revenues from the sale of products and/or services through the Company Stores, the Wireless Products Store and Specialized Stores will be [*]. For all products and/or services sold through the Company Stores, the Wireless Products Store and Specialized Stores, GSI will be responsible for (i) establishing the selling price for such products and services, (ii) determining whether any sales or use tax is payable to any governmental authority and, if so payable, the amount of any sales or use tax payable, and (iii) withholding, collecting and remitting to the appropriate governmental authority any sales or use tax that is payable. GSI agrees that as between the Parties, GSI will be solely and exclusively responsible to collect and pay such sales or use taxes where they may be due. At GSI’s direction, the Company will include information on the Wireless Products Store indicating that sales and/or use taxes will be collected in connection with Orders shipped to the jurisdictions specified from time to time by GSI. In the event that Wireless Plans are offered through the Company Stores, the Wireless Products Store and/or Specialized Stores, the Parties acknowledge and agree that the actual sale of such Wireless Plans shall not occur through the Company Stores, the Wireless Products Store or Specialized Stores and that, as between the Parties, the Company (itself or through its designee) shall be (i) the seller and/or agent of such Wireless Plans, (ii) responsible for establishing the selling price for such Wireless Plans, (iii) responsible for determining whether any sales or use tax is payable to any governmental authority in connection with the sale of such Wireless Plans and, if so payable, the amount of any sales or use tax payable, (iv) responsible for withholding, collecting and remitting to the appropriate governmental authority any sales or use tax that is payable in connection with the sale of such Wireless Plans, and (v) responsible for ensuring that the offer and sale of such Wireless Plans complies with all applicable laws. Except as expressly provided for elsewhere in this Agreement, each Party will be responsible for all costs and expenses incurred by such Party in performing its obligations under this Agreement.

7.2 Collection of Sales Proceeds. All proceeds from the sale of Merchandise and related services through the Company Stores, the Wireless Products Store and Specialized Stores will be collected and processed by GSI. Other than the periodic payments, if any, set forth in Section 7.3, GSI shall retain all amounts collected by GSI from transactions through the Company Stores, the Wireless Products Store and Specialized Stores.

7.3 Periodic Payments

(a) With respect to transactions occurring between the Launch Date and the date hereof, the Parties will make the following [*] payments:

(i) If (A) [*]% of [*] derived from the sale of Palm Products which are personal digital assistants shipped during the applicable period (“[*]”) exceeds (B) the [*] for Palm Products which are personal digital assistants shipped during such period, net of returns (“[*]”), then GSI will pay the Company an amount equal to (I) [*]% of [*], less (II) [*].

(ii) If (A) [*] exceeds (B) [*]% of [*], then the Company will pay GSI an amount equal to (I) [*]PDA COGS, less (II) [*]% of [*].

(iii) If (A) [*]% of [*] derived from the sale of Palm Products other than personal digital assistants shipped during the applicable period (“[*]”) exceeds (B) the [*] for Palm Products other than personal digital assistants shipped during such period, net of returns (“[*]”), then GSI will pay the Company an amount equal to (I) [*]% of [*], less (II) [*].

(iv) If (A) [*] exceeds (B) [*]% of [*], then the Company will pay GSI an amount equal to (I) [*], less (II) [*]% of [*].

(v) In the event that, due to the quantity and type of Palm Products ordered via a Group Order placed between April 1, 2003 and the date hereof, GSI decides, in its sole discretion, to discount the selling price for such Palm Products by more than [*]percent ([*]%) off of the then current selling price on the Company Stores, but not more than [*]percent ([*]%), then GSI will pay the Company an amount equal to [*]% of [*] derived from all such Group Orders during the applicable period.

(vi) In the event that, due to the quantity and type of Palm Products ordered via a Group Order placed between April 1, 2003 and the date hereof, GSI decides, in its sole discretion, to discount the selling price for such Palm Products by more than [*]percent ([*]%) off of the then current selling price on the Company Stores, then GSI will pay the Company an amount equal to [*]% of Palm Revenue derived from all such Group Orders during the applicable period.

(vii) GSI will pay the Company an amount equal to [*]% of the amount, if any, by which [*] derived from the provision of shipping and handling services during the applicable period exceeds GSI’s carrier costs for providing shipping and handling services during such period.

(viii) The Company will pay GSI an amount equal to [*]Dollars ($[*]) for [*] by a Customer during the applicable period and approved by the applicable [*].

(b) With respect to transactions occurring between the date hereof and the Re-Launch Date, the Parties will make the following [*]payments:

(i) If (A) [*]% of [*] derived from the sale of Palm Products which are personal digital assistants shipped during the applicable period (“[*]”) exceeds (B) the [*] for Palm Products which are personal digital assistants shipped during such period, net of returns (“[*]”), then GSI will pay the Company an amount equal to (I) [*]% of [*], less (II) [*].

(ii) If (A) [*] exceeds (B) [*]% of [*], then the Company will pay GSI an amount equal to (I) [*], less (II) [*]% of [*].

(iii) If (A) [*]% of [*] derived from the sale of Palm Products other than personal digital assistants shipped during the applicable period (“[*]”) exceeds (B) the [*] for Palm Products other than personal digital assistants shipped during such period, net of returns (“[*]”), then GSI will pay the Company an amount equal to (I) [*]% of [*], less (II) [*].

(iv) If (A) [*] exceeds (B) [*]% of [*], then the Company will pay GSI an amount equal to (I) [*], less (II) [*]% of [*].

(v) With respect to Group Orders where GSI does not discount the selling price for Palm Products included in such Group Orders by more than [*]percent ([*]%) off of the then current selling price on the Company Stores, GSI will pay the Company an amount equal to [*]% of [*] derived from all such Group Orders during the applicable period.

(vi) In the event that, due to the quantity and type of Palm Products ordered via a Group Order, GSI decides, in its sole discretion, to discount the selling price for such Palm Products by more than [*]percent ([*]%) off of the then current selling price on the Company Stores, but not more than [*]percent ([*]%), then GSI will pay the Company an amount equal to [*]% of [*] derived from all such Group Orders during the applicable period.

(vii) In the event that, due to the quantity and type of Palm Products ordered via a Group Order, GSI decides, in its sole discretion, to discount the selling price for such Palm Products by more than [*]percent ([*]%) off of the then current selling price on the Company Stores, then GSI will pay the Company an amount equal to [*]% of [*] derived from all such Group Orders during the applicable period.

(viii) The Company will pay GSI a [*] in an amount equal [*]% of [*] derived from Orders placed via a purchase order.

(ix) GSI will pay the Company an amount equal to [*]% of the amount, if any, by which [*] derived from the provision of shipping and handling services during the applicable period exceeds GSI’s carrier costs for providing shipping and handling services during such period.

(x) The Company will pay GSI an amount equal to [*]Dollars ($[*]) for [*] by a Customer during the applicable period and approved by the applicable [*].

(c) With respect to transactions occurring on and after the Re-Launch Date, the Parties will make the following [*]payments:

(i) For each Order shipped during the applicable period (other than Group Orders) where the Applicable Percentage (as defined below) of [*] from such Order exceeds the [*] associated with such Order, GSI will pay the Company an amount equal to (A) the Applicable Percentage of [*] from such Order, less (B) the [*] associated with such Order.

Merchandise Revenue Derived From the Sale of Palm Products	Applicable Percentage
Until such time as Merchandise Revenue derived from the sale of Palm Products during the [*] period commencing on the Re-Launch Date (and each subsequent [*]) is equal to $[*]	[	*]%

During such time as Merchandise Revenue derived from the sale of Palm Products during the [*] commencing on the Re-Launch Date (and each subsequent [*] period) exceeds $[*] until such Merchandise Revenue is equal to $[*]	[	*]%

During such time as Merchandise Revenue derived from the sale of Palm Products during the [*] period commencing on the Re-Launch Date (and each subsequent [*] period) exceeds $[*] until such Merchandise Revenue is equal to $[*]	[	*]%

During such time as Merchandise Revenue derived from the sale of Palm Products during the [*] period commencing on the Re-Launch Date (and each subsequent [*] period) exceeds $[*] until such Merchandise Revenue is equal to $[*]	[	*]%

During such time as Merchandise Revenue derived from the sale of Palm Products during the [*] period commencing on the Re-Launch Date (and each subsequent [*] period) exceeds $[*]	[	*]%

(ii) For each Order shipped during the applicable period (other than Group Orders) where the [*] associated with such Order exceeds the Applicable Percentage of [*] from such Order, the Company will pay GSI an amount equal to (A) the [*] associated with such Order, less (B) the Applicable Percentage of [*] from such Order.

(iii) With respect to Group Orders where GSI does not discount the selling price for Palm Products included in such Group Orders by more than [*]percent ([*]%) off of the then current selling price on the Company Stores, and (A) [*]% of [*]derived from all such Group Orders exceeds (B) [*] associated with such Group Orders, then GSI will pay the Company an amount equal to (I) [*]% of [*] derived from all such Group Orders during the applicable period, less (II) [*] associated with such Group Orders.

(iv) With respect to Group Orders where GSI does not discount the selling price for Palm Products included in such Group Orders by more than [*]percent ([*]%) off of the then current selling price on the Company Stores, and (A) [*] associated with all such Group Orders exceeds (B) [*]% of [*] derived from such Group Orders, then the Company will pay GSI an amount equal to (I) [*] associated with all such Group Orders during the applicable period, less (II) [*]% of [*] derived from such Group Orders.

(v) In the event that, due to the quantity and type of Palm Products ordered via a Group Order, GSI decides, in its sole discretion, to discount the selling price for such Palm Products by more than [*]percent ([*]%) off of the then current selling price on the

Company Stores, but not more than [*]percent ([*]%), and (A) [*]% of [*] derived from all such Group Orders exceeds (B) [*] associated with such Group Orders, then GSI will pay the Company an amount equal to (I) [*]% of [*] derived from all such Group Orders during the applicable period, less (II) [*] associated with such Group Orders.

(iv) In the event that, due to the quantity and type of Palm Products ordered via a Group Order, GSI decides, in its sole discretion, to discount the selling price for such Palm Products by more than [*]percent ([*]%) off of the then current selling price on the Company Stores, but not more than [*]percent ([*]%), and (A) [*] associated with all such Group Orders exceeds (B) [*]% of [*] derived from such Group Orders, then the Company will pay GSI an amount equal to (I) [*] associated with all such Group Orders during the applicable period, less (II) [*]% of [*] derived from such Group Orders.

(v) In the event that, due to the quantity and type of Palm Products ordered via a Group Order, GSI decides, in its sole discretion, to discount the selling price for such Palm Products by more than [*]percent ([*]%) off of the then current selling price on the Company Stores, and (A) [*]% of [*] derived from all such Group Orders exceeds (B) [*] associated with such Group Orders, then GSI will pay the Company an amount equal to (I) [*]% of [*] derived from all such Group Orders during the applicable period, less (II) [*] associated with such Group Orders.

(vi) In the event that, due to the quantity and type of Palm Products ordered via a Group Order, GSI decides, in its sole discretion, to discount the selling price for such Palm Products by more than [*]percent ([*]%) off of the then current selling price on the Company Stores, and (A) [*] associated with all such Group Orders exceeds (B) [*]% of [*] derived from such Group Orders, then the Company will pay GSI an amount equal to (I) [*] associated with all such Group Orders during the applicable period, less (II) [*]% of [*] derived from such Group Orders.

(vii) The Company will pay GSI a [*] fee in an amount equal to [*]% of [*] derived from Orders not placed via a purchase order.

(viii) The Company will pay GSI a [*] fee in an amount equal [*]% of [*] derived from Orders placed via a purchase order.

(ix) GSI will pay the Company an amount equal to [*]% of the amount, if any, by which [*] derived from the provision of shipping and handling services during the applicable period exceeds the lowest shipping rates quoted to GSI, after discounts or rebates, by Federal Express, USPS, UPS or similar carriers then used by GSI for shipment from the applicable GSI warehouse to the end Customer for Orders shipped during the applicable period.

(x) Between the Re-Launch Date and the Transition Date, the Company will pay GSI an amount equal to [*]Dollars ($[*]) for each [*] by GSI during the applicable period, regardless of whether [*] for such [*]. On and after the Transition Date, the Company will pay GSI an amount equal to [*]Dollars ($[*]) for each [*] by GSI during the applicable period, regardless of whether [*] for such [*].

(xi) For sales of Palm Products to QVC, Inc. which are fulfilled by GSI hereunder where [*] from such sales exceeds the sum of (A) the [*] for such Palm Products, and (B) $[*] per Palm Product included in such sales, GSI will pay the Company an amount equal to the [*] from such sales, less the sum of (Y) the [*] for such Palm Products, and (Z) $[*] per Palm Product included in such sales.

(xii) For sales of Palm Products to QVC, Inc. which are fulfilled by GSI hereunder where the sum of (A) the [*] for such Palm Products, and (B) $[*] per Palm Product included in such sales exceeds [*] from such sales, the Company will pay GSI an amount equal to the sum of (Y) the [*] for such Palm Products, and (Z) $[*] per Palm Product included in such sales, less the [*] from such sales.

(d) With respect to transactions occurring on and after the Launch Date, the Parties will make the following [*]payments:

(i) GSI will pay the Company an amount equal to [*]% of the amount, if any, by which [*] derived from the sale of Non-Palm Products shipped during the applicable period exceeds the [*] for Non-Palm Products shipped during such period, net of returns.

(ii) GSI will pay the Company an amount equal to [*]% of the amount, if any, by which [*] derived from the provision of gift wrapping and other value added services during the applicable period exceeds GSI’s actual cost of providing such services (not including [*], but including [*] used in connection therewith) during the period.

(iii) GSI will pay the Company an amount equal to [*]% of [*] derived from the sale of Extended Warranties and Service Contracts during the period.

(iv) The Company will pay GSI an amount equal to [*] incurred by GSI in connection with retrieving defective Wireless Products from Customers and shipping replacement Wireless Products to such Customers.

(e) With respect to transactions occurring on and after the Re-Launch Date, the Parties will make the following [*] payments for each applicable successive [*] period beginning on the Re-Launch Date (or pro-rata portion thereof for any shorter period ending at the end of the Term):

(i) In the event that (A) the product (the “[*]”) obtained by multiplying (I) the total number of Orders (other than Group Orders) shipped during the applicable [*] period, and (II) $[*] exceeds (B) the product (the “[*]”) obtained by multiplying (I) 100% less the Applicable Percentage set forth in the table in Section 7.3(d)(i), as determined using the [*] derived from the sale of Palm Products during such [*] period, and (II) the [*] derived from Orders shipped during such [*] period, then the Company will pay GSI an amount equal to the difference between the [*] and the [*].

(f) The Company will pay GSI an amount equal to [*]Dollars ($[*]) on the Re-Launch Date in order to cover certain of GSI’s costs associated with the set up and maintenance of systems to accept and process Wireless Product orders captured on the Company Site or systems. Attached hereto as Schedule “H” is a preliminary draft of a statement of work for the wireless store integration prepared by the Company. The Parties will work together in good faith to mutually agree upon GSI’s obligations with respect to such integration; provided, however, in no event will GSI be required to comply with any of the terms set forth in the statement of work without its prior written consent. In addition, the Company may request additional services be provided with respect to Wireless Plan processing. GSI will provide such additional services it can reasonably provide for a mutually agreed upon amount.

7.4 Payments. GSI will account to the Company for the periodic payments due under Section 7.3 within [*] after the end of each period through a report, showing in reasonable detail, the calculation of such payments; provided, however, that the payment due under subsections 7.3(c)(i) and (ii) shall be estimated by GSI based on a mutually agreed upon Applicable Percentage intended to approximate the Applicable Percentage for the Company’s then current fiscal year; provided, however, that in the event the Parties do not mutually agree upon such estimated Applicable Percentage, then GSI shall use a good faith estimate of the Applicable Percentage, taking into consideration the forecasts provided by the Company. A final Company fiscal year end reconciliation setting forth the actual amounts payable by GSI to the Company or by the Company to GSI, as the case may be, under subsections 7.3(c)(i) and (ii) will be delivered by GSI to the Company within [*] following such fiscal year end. The Company may verify the accuracy of such reports in accordance with and pursuant to the terms of Section 7.5. If such calculation indicates that, on an aggregate basis, GSI is required to make a payment to the Company, then GSI will remit such payment to the Company along with such report. If such calculation indicates that, on an aggregate basis, the Company is required to make a payment to GSI, then the Company will issue a credit memo to GSI as soon as practicable following its receipt of such report, but in no event later than [*] following its receipt of such report. Upon receipt of any such credit memo, GSI may (i) deduct and set off the amount set forth in the credit memo against any amounts payable by GSI to the Company, including amounts payable for purchases of Palm Products, or (ii) notify the Company that the Company is required to pay GSI the amount set forth in the credit memo, in which case payment terms will be net [*] from the date of such notice. With respect to [*]payments due hereunder, GSI will forward to the Company a preliminary report each[*], on the last day of the Company’s fiscal [*]that estimates the [*]payments for such [*], provided that the Company has provided GSI with its fiscal calendar. The [*]payments will be calculated at [*]end based upon a mutually agreed upon method for projecting returns.

7.5 Records and Audit Rights. During the Term of this Agreement, and for a period of [*] thereafter, each Party will keep complete and accurate books and records sufficient to verify the amounts paid and payable by a Party to the other Party under this Agreement. Each Party will, upon at least [*] prior written request by the other Party, allow such Party, or a representative of such Party (unless the audited Party reasonably believes there is a conflict between such representative and the audited Party) to audit such books and records at the audited Party’s premises to the extent necessary to verify the amounts owed and charged pursuant to this Agreement; provided that (a) any such audit is conducted during normal business hours and in a manner designed to not unreasonably interfere with the audited Party’s ordinary business operations; (b) audits may not occur more frequently than [*]; and (c) each such audit may only cover [*] pursuant to this Section 7.5, if any. Notwithstanding the foregoing, if a discrepancy of more than [*]% is revealed during any audit, then the auditing Party shall be entitled to conduct an additional audit during the [*] in which the audit which revealed such discrepancy occurred. The audited Party will cooperate with the auditing Party and its representatives in the conduct of such audit.

7.6 Interest. Either Party shall have the right to charge the other Party interest on any delinquent balance due under this Agreement that is more than [*] past due. This interest is computed on a daily basis for each day that the payment is delinquent, at the lesser of (i) [*]percent ([*]%) per annum or (ii) the maximum rate permitted by law.

Section 8. Customer Information and Privacy Policy.

8.1 Customer Information.

(a) The Company shall exclusively own all Customer Information; provided that during the Term, GSI shall have the right to use such Customer information as is reasonably necessary to perform its obligations hereunder. GSI will treat such Customer Information as Confidential Information of the Company, and, except as permitted hereunder, shall in no way use, sell, transfer or otherwise exploit the data for any purpose without express written consent of the Company. Each Party agrees to use all Customer Information in accordance with the privacy policy for the applicable Company Store, the Wireless Products Store or Specialized Store and all applicable laws, rules and regulations. .

(b) GSI shall deliver a data feed to the Company’s file transfer protocol account on a daily basis containing the following Customer Information regarding each Order placed through the Company Stores and Specialized Stores: the Order number, the email address, the billing address, the name of the Customer, the name of the Customer’s company (if provided), the Customer’s shipping address, the Merchandise ordered (including quantity, SKU and purchase price), the date of such Order and, if applicable, the promotion or discount code used in connection with such Order.

8.2 Privacy Policy. Prior to the Launch Date for each applicable Company Store, the Wireless Products Store or Specialized Store, the Parties will mutually agree upon the privacy policy for and that will be posted on such Company Store, the Wireless Products Store or Specialized Store. Each Party will abide by such privacy policy, as it may be amended from time to time. Any amendments to such privacy policy must be agreed upon by the Parties; provided, however, that if any amendment to the privacy policy is required by applicable law or to be factually accurate, then GSI or the Company, as the case may be, will amend the privacy policy to comply with such requirements.

8.3 Aggregate Information and Financial Information. Each Party will have an equal and undivided ownership interest in the Aggregate Information and Financial Information; provided, however, that personally identifiable Customer Information pertaining to Wireless Plans, Wireless Plan carriers and Wireless Plan service providers will remain the exclusive Confidential Information of the Company and such Customer Information shall not be deemed Aggregate Information or Financial Information. Each Party will treat such Aggregate Information and Financial Information as Confidential Information of the other Party hereunder; provided that each Party may use or disclose Aggregate Information and Financial Information in connection with its financial and statistical reports, so long as (a) such information is not separately identified as information of any of the Company Stores, the Wireless Products Store or Specialized Stores, and (b) such information is used or disclosed in a manner which is not specific to a Customer, does not refer or identify any specific Customer, and cannot be used, alone or in conjunction with any other information, to identify a particular Customer.

Section 9. Proprietary Rights.

9.1 Ownership.

(a) The Company. As between the Parties, the Company reserves all right, title and interest in and to the “Company-Furnished Items” (as defined below), along with all Intellectual Property Rights associated with any of the foregoing (the “Company Intellectual Property”), and no title to or ownership of the Company Intellectual Property is transferred or, except as expressly set forth in Section 9.2, licensed to GSI or any other Person. GSI hereby assigns to the Company all right, title and interest that it may have or acquire in and to the Company Intellectual Property, and GSI will take, at the Company’s expense, any actions (including execution and delivery of affidavits and other documents) reasonably requested by the Company to effect, perfect or confirm the Company’s or its designee’s right, title and interest therein. As used herein, “Company-Furnished Item” means any Company Content or any Trademark or Look and Feel of the Company or its Affiliates, as the case may be, that (a) is owned or controlled (e.g., by license or otherwise) by the Company or its Affiliates, as the case may be, and (b) is furnished by the Company for use in connection with the activities contemplated by this Agreement. As used herein, “Company-Furnished Item” will also include, without limitation, any adaptation, modification, improvement or derivative work of any Company-Furnished Item that is developed by either Party or jointly by the Parties; provided, however, that the Company-Furnished Items do not include any GSI-Furnished Item (as defined below) or any adaptation, modification, improvement or derivative work of the Company Stores Functionality that is developed by either Party or jointly by the Parties. At the termination of the Agreement, GSI will return all Company-Furnished Items to the Company, and GSI shall have no further rights thereto.

(b) GSI. As between the Parties, GSI reserves all right, title and interest in and to the “GSI-Furnished Items” (as defined below), the “GSI-Owned Developments” (as defined below), and the Company Stores and Specialized Stores (other than the Company-Furnished Items included in the Company Stores and Specialized Stores), along with all Intellectual Property Rights associated with any of the foregoing (the “GSI Intellectual Property”), and no title to or ownership of the GSI Intellectual Property is transferred or licensed to the Company or any other Person. The Company hereby assigns and agrees to assign to GSI all right, title and interest to the GSI Intellectual Property, and the Company will take, at GSI’s expense, any actions (including execution and delivery of affidavits and other documents) reasonably requested by GSI to effect, perfect or confirm GSI’s or its designee’s right, title and interest therein. As used herein, “GSI-Furnished Item” means any GSI Content or any Technology or Trademark of GSI that (a) is owned or controlled (e.g., by license or otherwise) by GSI or its Affiliates, as the case may be, and (b) is furnished by GSI for use in connection with the activities contemplated by this Agreement. “GSI-Owned Development” means any Technology (including any adaptation, modification, improvement or derivative work of any GSI-Furnished Item) that is developed solely by GSI or jointly by the Parties for use on any of the Company Stores or Specialized Stores in connection with the activities contemplated by this Agreement or that is developed by GSI for use on the Web Sites that it operates, which may include the Company Stores and/or Specialized Stores. Notwithstanding the foregoing, neither the GSI-Furnished Items nor the GSI-Owned Developments will include (i) any Company-Furnished Item, (ii) any derivatives thereof, or (iii) any Joint Developments (as defined below). The GSI-Owned Developments will, however, include all adaptations, modifications, improvements or derivative works of the Company Stores Functionality that are developed by GSI or jointly by the Parties. At the termination of the Agreement, the Company shall return all

GSI-Furnished Items to GSI, and the Company shall have no further rights thereto. For purposes of this Agreement, “Joint Development” means any Technology that is jointly developed through the significant efforts of each Party during the Term pursuant to mutually agreed upon terms expressly agreed upon in writing by the Parties.

9.2 Company License. The Company hereby grants to GSI, during the Term, a worldwide, non-transferable license to use the Company-Furnished Items supplied by the Company as is reasonably necessary to perform its obligations under this Agreement or to sublicense the Company-Furnished Items supplied by the Company to third parties in connection with advertising and promotion agreements and arrangements permitted under this Agreement (sublicense to be approved by Company); provided, however, that GSI will not use Trademarks of the Company or its Affiliates, including in any advertising, except in conformance with the reasonable use guidelines of the Company set forth on Schedule “G” attached to this Agreement. All goodwill arising out of any use of any of the Company’s or its Affiliate’s Trademarks by, through or under GSI will inure solely to the benefit of the Company or such Affiliate, as the case may be.

9.3 Non-Disparagement. Neither GSI nor any of its Affiliates will use the Trademarks of the Company or its Affiliates in a manner that disparages the Company or its Affiliates, as the case may be, or its products or services, or portrays the Company or its Affiliates, as the case may be or its products or services in a false, competitively adverse or poor light. GSI and its Affiliates will avoid knowingly taking any action that diminishes the value of such marks.

Section 10. Representations and Indemnification.

10.1 Representations. Each Party represents and warrants to the other that: (a) it has the full corporate right, power and authority to enter into this Agreement and perform its obligations hereunder; (b) its execution, delivery and performance of this Agreement, and the other Party’s exercise of such other Party’s rights under this Agreement, will not conflict with or result in a breach or violation of any of the terms or provisions or constitute a default under any material agreement by which it is bound; and (c) when executed and delivered, this Agreement will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms.

10.2 Indemnity.

(a) GSI will defend, indemnify and hold harmless the Company and its Affiliates (and their respective employees, officers, directors and representatives) from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys’ fees) arising out of any third party claim, action, suit or proceeding (a “Claim”), to the extent it is based on (i) the creation, operation or content of the Company Stores and Specialized Stores (other than any items or materials supplied by the Company for use on the Company Stores, on the Specialized Stores or otherwise pursuant to this Agreement, including the Company Content), (ii) any actual or alleged breach of GSI’s representations, warranties and/or obligations as set forth in this Agreement, (iii) any actual or alleged infringement of any Intellectual Property Rights by any materials provided by GSI for use on the Company Stores, on the Specialized Stores or provided by GSI to the Company for its use under this Agreement; (iv) the offer, marketing (unless directed by the Company) or sale of any products (except for product liability, wrongful death or similar claims relating to products obtained from or through the Company or its Affiliates, including Palm Products) or services on the Company Stores or the Specialized Stores; and (v) for the payment of any sales taxes (including any fines or penalties assessed for non-payment) resulting from the sale of merchandise through the Company Stores or the Specialized Stores. Subject to Section 10.3, GSI will pay any award against the Company and its Affiliates (and their respective employees, officers, directors or representatives) and any costs and attorneys’ fees reasonably incurred by them resulting from any such Claim.

(b) The Company will defend, indemnify and hold harmless GSI and its Affiliates (and their respective employees, officers, directors and representatives) from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys’ fees) arising out of any third party Claim, to the extent it is based on (i) the creation, operation or content of the Company Site or the Wireless Products Store; (ii) any actual or alleged breach of the Company’s representations, warranties and/or obligations as set forth in this Agreement, (iii) any actual or alleged infringement of any Intellectual Property Rights by any materials provided by the Company to GSI for its use on the Company Stores, on the Specialized Stores or otherwise under this Agreement, or (iv) product liability, wrongful death or similar claims relating to products obtained from or through the Company or its Affiliates, including Palm Products. Subject to Section 10.3, the Company will pay any award against GSI and its Affiliates (and their respective employees, officers, directors or representatives) and any costs and attorneys’ fees reasonably incurred by them resulting from any such Claim.

10.3 Procedure. In case any claim, action, suit or proceeding is at any time brought against a Party or its Affiliates (or any of their respective employees, officers, directors or representatives) (an “Indemnified Party”) and such Indemnified Party is entitled to indemnification pursuant to Section 10.2, the party obligated to provide such indemnification (the “Indemnifying Party”) will defend such claim, action, suit or proceeding, at the sole expense of the Indemnifying Party, using counsel selected by the Indemnifying Party but subject to the Indemnified Party’s reasonable approval. If the Indemnifying Party fails to take timely action to defend such a Claim or proceeding after having received written notice from the Indemnified Party of such failure, the Indemnified Party may defend such a Claim at the Indemnifying Party’s expense. The Indemnifying Party will keep the Indemnified Party fully advised with respect to such Claims and the progress of any suits, and the Indemnified Party shall have the right to participate, at the Indemnified Party’s expense, in any suit instituted against it and to select attorneys to defend it, which attorneys will be independent of any attorneys chosen by the Indemnifying Party relating to such claim or related claim. The Indemnifying Party will not settle, compromise or otherwise enter into any agreement regarding the disposition of any claim against the Indemnified Party without the prior written consent and approval of the Indemnified Party, unless such settlement, compromise or disposition provides for a complete and unconditional release of the Indemnified Party. The obligations of the Indemnifying Party pursuant to this Section 10 shall survive expiration or earlier termination of this Agreement.

Section 11. Disclaimers and Limitations.

11.1 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY WAIVES AND DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY SPECIFICALLY DISCLAIMS ANY

REPRESENTATION OR WARRANTY REGARDING (A) THE AMOUNT OF SALES REVENUES THAT MAY OCCUR DURING THE TERM, AND (B) ANY ECONOMIC OR OTHER BENEFIT THAT IT MIGHT OBTAIN THROUGH ITS PARTICIPATION IN THIS AGREEMENT (OTHER THAN THE SPECIFIC SUMS TO BE PAID PURSUANT TO THIS AGREEMENT).

11.2 LIMITATION OF DAMAGES. EXCEPT TO THE EXTENT AWARDED TO A THIRD PARTY IN A JUDGMENT AGAINST WHICH A PARTY IS ENTITLED TO INDEMNIFICATION PURSUANT TO SECTION 10, OR TO THE EXTENT ARISING OUT OF AN INTENTIONAL BREACH OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE), PRODUCT LIABILITY OR OTHER THEORY), TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR COST OF COVER OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFIT, BUSINESS OR DATA) ARISING OUT OF THIS AGREEMENT.

Section 12. Exclusivity. Except as provided below, during the Term,[*] For purposes of this Section 12, “Affiliates” shall not be deemed to include PalmSource, Inc. [*]

Section 13. Term and Termination.

13.1 Term. The Term of this Agreement will commence on the Effective Date and, unless extended or earlier terminated as provided elsewhere in this Agreement, will end automatically on [*]. This Agreement shall automatically renew for additional [*] terms thereafter (each a “Renewal Term”), unless either Party provides advanced written notice to the other Party of its intent not to renew this Agreement, provided at least [*] prior to the end of the Initial Term or then current Renewal Term. The Initial Term and any and all Renewal Terms shall be referred to herein, collectively, as “Term”.

13.2 Termination for Breach. Without limiting any other rights or remedies (including, without limitation, any right to seek damages and other monetary relief and the rights under Sections 13.3 and 13.4) that either Party may have in law or otherwise, either Party may terminate this Agreement if the other Party fails to perform any of its material obligations hereunder; provided that (a) the non-breaching Party sends written notice to the breaching Party describing in reasonable detail the breach and stating its intention to terminate this Agreement unless such breach is cured, and (b) the breaching Party does not cure the breach, if such breach is capable of being cured, within [*] following its receipt of such notice; provided, however, that if the breaching party has [*] to cure the breach during such [*] period but has not cured the breach by the end of such [*] period, the non-breaching Party may not terminate this Agreement so long as the breaching Party continues to [*] to cure the breach, unless the breaching Party does not cure the breach within [*] following the end of the original [*] cure period. Notwithstanding the foregoing, (i) GSI will be deemed to have cured a breach premised upon failure to comply with [*]by fully complying with such obligation [*]after notice of default is received, and (ii.

13.3 Company Termination. The Company shall be entitled to terminate this Agreement immediately upon written notice to GSI if GSI institutes or has instituted against it any bankruptcy, reorganization, debt arrangement, assignment for the benefit of creditors, or other proceeding under any bankruptcy or insolvency law or dissolution, receivership, or liquidation proceeding (and, if such proceeding is instituted against it, such proceeding is not dismissed within [*]).

13.4 GSI Termination.

(a) GSI shall be entitled to terminate this Agreement immediately upon written notice to the Company if the Company institutes or has instituted against it any dissolution or liquidation proceeding (and, if such proceeding is instituted against it, such proceeding is not dismissed within [*]).

(b) In the event that [*] during any of the five (5) [*] commencing on the Re-Launch Date is less than [*]Dollars ($[*]), then GSI may elect to terminate this Agreement upon not less than [*] notice to the Company. GSI must give such notice within [*] following the end of any such period (each, [*] of the Re-Launch Date) or such right to terminate will forever lapse with respect to such [*] and the Parties shall continue to perform under this Agreement.

13.5 Effect of Termination. Upon termination of this Agreement, each Party in receipt, possession or control of the other Party’s intellectual or proprietary property, information and materials (including any Confidential Information) pursuant to this Agreement must return to the other Party (or at the other Party’s written request, destroy) such property, information and materials. Sections 3.5, 7 through 11, 13 and 14 (together with all other provisions that reasonably may be interpreted as surviving termination or expiration of this Agreement) will survive the termination or expiration of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not relieve either Party from its obligation to pay any monies due to the other Party for any period prior to the effective date of termination. GSI will cooperate with Company’s reasonable requests to transition the services and materials described herein either to another party or to Company.

Section 14. Miscellaneous.

14.1 Press Releases. All voluntary public announcements concerning the transactions contemplated by this Agreement will be mutually acceptable to both the Company and GSI. Unless required by law, neither the Company nor GSI will make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior consent of the other Party. Notwithstanding the preceding sentences in this Section 14.1, (a) after the initial public announcement of a particular matter or transaction contemplated by this Agreement has been approved by the Parties, either Party’s subsequent reference to that particular matter or transaction will not require another approval from the other Party, and (b) each Party may make any public announcement or issue any press release that it is required by law to issue, provided such Party gives reasonable prior notice of such announcement or press release to the other Party.

14.2 Independent Contractors. The Parties are entering into this Agreement as independent contractors, and this Agreement will not be construed to create a partnership, joint venture or employment relationship between them. Neither Party will represent itself to be an employee or agent of the other or enter into any agreement or legally binding commitment or statement on the other’s behalf of or in the other’s name.

14.3 Confidentiality.

(a) Each Party will protect the Confidential Information of the other Party from misappropriation and unauthorized use or disclosure, and at a minimum, will take precautions at least as great as those taken to protect its own confidential information of a similar nature. Without limiting the foregoing, the receiving Party will: (i) use such Confidential Information solely for the purposes for which it has been disclosed; and (ii) disclose such Confidential Information only to those of its employees, agents, consultants, and others who have a need to know the same for the purpose of performing this Agreement and who are informed of and agree to a duty of nondisclosure. The receiving Party may also disclose Confidential Information of the disclosing Party to the extent necessary to comply with applicable law or legal process, provided that the receiving Party uses reasonable efforts to give the disclosing Party prompt advance notice thereof. Upon request of the other Party, or in any event upon any termination or expiration of the Term, each Party will return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other Party.

(b) Neither Party will disclose this Agreement or the transactions contemplated herein, or make any filing of this Agreement or other agreements relating to the transactions contemplated herein, without the consent of the other; provided, however, that if a Party is required by applicable law to provide public disclosure of this Agreement or the transactions contemplated herein, such Party will use all reasonable efforts to coordinate the disclosure with the other Party before making such disclosure, including the submission to the Securities and Exchange Commission (and any other applicable regulatory or judicial authority) of an application for confidential treatment of certain terms (which terms will be agreed upon by the Parties) of this Agreement. Each Party will provide to the other for review a copy of any proposed disclosure of this Agreement or its terms and any application for confidential treatment prior to the time any such disclosure or application is made and the parties shall work together to mutually approve such disclosure or application.

14.4 Force Majeure. If either Party is unable to perform any of its obligations under this Agreement due to an event beyond the control of that Party, including natural disaster, acts of God, actions or decrees of governmental bodies, act of war, failure or discontinuance of the Internet or failure of communications lines or networks, that Party will use commercially reasonable efforts to resume performance of its obligations but will have no liability to the other Party for failure to perform its obligations under this Agreement for so long as it is unable to do so as a result of such event. However, during any such period when GSI is unable to operate the Company Stores and fulfill Orders, the Company shall not be prohibited from directly or indirectly selling Merchandise through the Internet.

14.5 Compliance with Laws. In its performance of this Agreement, each Party will comply in all material respects with all applicable laws, regulations, orders and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction.

14.6 Insurance. Each Party will at its own expense obtain and maintain such policy or policies of insurance as are required by law or as are commercially reasonable for the transactions and business contemplated by this Agreement. In addition, certificates of insurance for insurance policies required below shall be furnished by GSI to the Company prior the Launch Date and not later than [*] prior to each policy renewal. Such insurance certificates shall be in form reasonably acceptable to the Company, but any acceptance of insurance certificates by the Company shall not limit or relieve GSI of the duties and responsibilities with respect to maintaining insurance assumed by it under this Agreement. GSI shall, at its own expense, at all times during the term of this Agreement provide and maintain in effect those insurance policies and minimum limits of coverage as designated below, and any other insurance required by applicable law.

(a) GSI shall maintain workers’ compensation insurance as required by any applicable law or regulation and, in accordance with the provisions of all applicable laws. GSI shall maintain employer’s liability insurance in amounts not less than $[*] per illness or injury.

(b) GSI shall maintain commercial general liability insurance for bodily injury, property damage, personal injury, blanket contractual, independent contractors, severability of interest and advertising injury, as those terms are defined by its commercial general liability insurance policies, with limits of not less than $[*] each occurrence and $[*] in the aggregate. If GSI’s policy of commercial general liability insurance required under this Agreement is written on a claims-made basis, GSI shall provide “tail coverage” for claims made for a minimum of one year following the expiration or earlier termination of this Agreement (and such coverage shall be expressly set forth in the applicable certificate of insurance). GSI shall furnish certificates of insurance annually to the Company as evidence of this required insurance. The Company and any other additional insureds required to be named in GSI’s insurance policies under this Agreement, and their respective officers, directors, employees, agents and invitees, shall be included as additional insureds for the commercial general liability coverage required to be maintained by GSI under this Agreement.

(c) GSI shall maintain special purpose (all risk) property insurance providing coverage for GSI’s property and business interruption/loss of income/extra expense insurance in an amount not less than $[*].

(d) GSI shall maintain errors and omissions insurance providing coverage for GSI’s wrongful act(s) in GSI’s performance of technology services or result in the failure of GSI’s technology products to perform the function or serve the purpose intended. Such errors and omissions insurance shall be provided in amounts not less than $[*] per wrongful act.

14.7 Notices. Unless otherwise provided, all notices, consents or other communications required or permitted to be given under this Agreement must be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class mail, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the signature page of this Agreement. Notices may also be given by electronic mail or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notices to GSI shall be sent to its address stated on the signature page of this Agreement to the attention of its General Counsel, with a copy sent simultaneously to the same address to the attention of its Chief Financial Officer. Notices to the Company shall be sent to its address stated on the signature page of this Agreement to the attention of its General Counsel, with a copy sent simultaneously to its Chief Financial Officer. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 14.7, except that any such change of address notice shall not be effective unless and until received.

14.8 Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder, whether voluntarily, involuntarily, by operation of law or otherwise,

without the other Party’s prior written consent, except to (a) a wholly-owned subsidiary of such Party,; provided that such Party shall require, as a condition to such assignment, any assignee or successor to all or substantially all of its business or assets to assure and agree in writing to perform this Agreement and to be bound by all the terms and conditions of this Agreement in the same manner and to the same extent that such Party would be required to perform or would be bound if no assignment or succession had taken place. Subject to the foregoing, this Agreement will be binding on and enforceable by the Parties and their respective successors and permitted assigns.

14.9 Amendment. This Agreement may be amended, modified or supplemented by the Parties, provided that any such amendment, modification or supplement shall be in writing and signed by the Parties.

14.10 Waiver. No waiver by a Party with respect to this Agreement will be effective or enforceable against a Party unless in writing and signed by that Party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by a Party, and no course of dealing between or among any of the Parties, will constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

14.11 Counterparts and Transmitted Copies. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed an original, but all of which taken together will constitute but one and the same instrument, and it will not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof. The Parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time (if any) as original documents are completely executed and delivered. “Transmitted Copies” means copies which are reproduced or transmitted via facsimile, or another process of complete and accurate reproduction and transmission.

14.12 Cost of Litigation. The prevailing Party in any legal action or proceeding arising out of or relating to this Agreement shall be entitled to an award of its reasonable attorneys’ fees in connection therewith.

14.13 Entire Agreement. This Agreement, together with the schedules to this Agreement, (a) represents the entire understanding between the Parties with respect to the subject matter hereof and supersedes all previous oral or written communications or agreements, and all contemporaneous oral communications and agreements, between the Parties and their respective Affiliates regarding such subject matter, and (b) may be amended or modified only by a written instrument signed by a duly authorized agent of each Party. No breach of this Agreement by either Party will affect the rights or obligations of either Party under any other agreement between the Parties.

14.14 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof will not be affected thereby and will be enforceable without regard thereto.

14.15 CHOICE OF LAW. THIS AGREEMENT WILL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES.

14.16 Headings. The headings of sections and subsections of this Agreement are for convenience of reference only and are not intended to restrict, affect or otherwise influence the interpretation or construction of any provision of this Agreement.

14.17 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise (i) the words “hereof” and “hereunder” and similar references refer to this Agreement in its entirety and not to any specific section or subsection hereof, and (ii) the word “including” shall mean including but not limited to.

14.18 Construction. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any other agreements or documents delivered in connection with the transactions contemplated by this Agreement.

14.19 Other. Notwithstanding any other provision of this Agreement, if GSI determines that it may be required to collect or remit sales or use taxes in connection with sales to customers in any jurisdictions where the Company has nexus but GSI does not have nexus, then GSI will be permitted to assign this Agreement to an Affiliate of GSI without the Company’s prior written consent.

14.20 [*]

*******************

(SIGNATURES APPEAR ON FOLLOWING PAGE)

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereby execute this Agreement on the date first written above.

GSI COMMERCE SOLUTIONS, INC.		PALMONE, INC. (FORMERLY PALM, INC.)

By:	/s/Michael Conn	By:	/s/ Richard Todd Bradley
	Name: Michael Conn		Name: Richard Todd Bradley
	Title: Senior Vice President		Title:

Address:	1075 First Avenue	Address:
King of Prussia, PA 19406
Telephone:	(610) 265-3229	Telephone:
Facsimile:	(610) 265-2866	Facsimile:

Schedule “A”

Company Stores Links

At all times during the Term, the Company will include Company Stores Links on the Company Site as set forth below:

•	Prominent links to the Company Store, or such other pages as the Parties may agree upon from time to time, located above-the-fold on the Home Page of the Company Site. Such links shall be at least as prominent as any and all other links to third party Web Sites which sell Palm Products.

•	Unless otherwise mutually agreed upon by the Parties, the Company will include prominent links to each Company Store on the Company Site’s global navigation functionality. The Company shall not have links on its global navigation functionality which link to third party Web Sites which sell Palm Products; provided, however, that the Company shall be permitted to include a link to the Palm Source, Inc. Web Site on its global navigation functionality.

•	At least one promotional link to the main Company Stores, or such other pages as the Parties may agree upon from time to time, located above the fold on the Home Page of the Company Site.

•	Additional promotional links for product(s) offered on the Company Stores integrated throughout relevant sections of the Company Site.

Schedule “B”

Functionality and Features

•	Search and Browse

•	Shopping Cart

•	Online Checkout with Secure Ordering

•	E-mail Notification of Orders

•	Order Tracking

•	User Login/Registration

•	Affiliate Program Management

•	Frequently Asked Questions

•	“Contact Us” via Phone and eMail

•	[*]Deliver a personalized shopping experience for users based on user profiles.

•	[*]

•	Enable a customer to find and identify products, software or services based upon key word searches, product images, descriptions, sku #’s, and pricing.

Schedule “C”

[*]

•

•

Schedule “D”

Hosting of Site and Registration of URL Requirements

SSL Certificates

These certificates are used for secure e-commerce transactions. The certificates certify that the customer is giving their personal information to a site that indeed is an authorized representative of the store where they are shopping. Verisign is the certification body and will need to contact an officer within the company regarding our request for these SSL certificates as a third party.

Main store URL (domain):	___________________
Internic registrant company name for this domain:	___________________

Company address:	___________________

(Corporate contact must be an officer in the company named above who has sufficient authority to approve the validity of GSI’s request to represent the said company in e-commerce transactions)

Corporate contact:	___________________
Title:	___________________
Phone:	___________________
Fax:	___________________
Dun and Bradstreet number for above company:	___________________

DNS

DNS is the Internet address system which allows a customer to reach the new store via the desired URL such as www.store.com. This needs to be changed at least one week prior to the expected store launch so that the changes have been propagated to all DNS servers on the Internet. Our policy is to support your existing store ip address on our servers, so that even after the DNS has been updated to point to our servers, your existing site will still be reachable until we have launched the new store.

DNS Technical contact for main URL listed above:	___________________
Contact phone:	___________________
Contact e-mail address:	___________________

Secondary URLs that will be supported by GSI:

1.	___________________	Technical contact:	___________________
___________________
2.	___________________	Technical contact:	___________________
___________________
3.	___________________	Technical contact:	___________________
___________________

List any additional on back.

E-mail Aliases

These are the e-mail aliases which customers will use associated with the e-commerce store such as customerssupport@domain.com. If your company uses this domain for mail, you need to add forwarding for the listed e-mail aliases below that will point to the corresponding mailbox on our servers.

E-mail aliases which need to be created on your mail server:

Your mail server	points to	Our mail server
contactus@store.com		storecustomersupport@gsicommerce.com
webmaster@store.com		storewebmaster@gsicommerce.com
info@store.com		storecustomersupport@gsicommerce.com
customerservice@store.com		storecustomersupport@gsicommerce.com
help@store.com		storecustomersupport@gsicommerce.com
customersupport@store.com		storecustomersupport@gsicommerce.com
specialoffers@store.com		storespecialoffers@gsicommerce.com
grandopening@store.com		storegrandopening@gsicommerce.com
newsletter@store.com		storenewsletter@gsicommerce.com
jobs@store.com		corporate e-mail address for jobs at your company

For example, if the main domain is palm.com, then the first e-mail alias mapping would be:

contactus@palm.com forwards to palmcustomersupport@gsicommerce.com

Who to contact for updating company e-mail server with new aliases:	___________________
Phone:	___________________
E-mail:	___________________

Your name	Title	Date

Schedule “E”

Order Processing and Fulfillment

•	Order receipt, confirmation and processing (including high quantity Orders placed via purchase orders from educational institutions, government agencies and corporations)

•	Establishment of terms and conditions of sale of Merchandise

•	Fraud screening and credit checks (including, if appropriate, obtaining D&B reports)

•	Credit card authorization and processing and collection of proceeds

•	Invoicing for Orders placed via purchase orders accepted by GSI

•	Inventory receipt, control and management

•	Pick, pack and ship Orders

•	Shipping management and tracking

•	Returns processing

•	Testing Returns for Palm Products which are not accessories or Wireless Products using good faith efforts to comply with the attached Testing Specifications

Schedule “F”

Testing Specifications

1. Introduction

This documentation describes the manual functional test procedure for the Palm viewers. This test is performed AFTER the unit has been assembled.

2. Requirements

•	[*]

•	[*]

3. Test Procedure

1.	[*]

Appendix A - Beaming

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Schedule “G”

Company Trademark Use Guidelines

GSI shall not, with respect to the Trademarks of the Company:

•	alter the overall design, color or shape of any such Trademarks

•	commingle or combine any such Trademarks with any other mark

•	use any other mark that is confusingly similar to such Trademarks

•	substitute designs or objects for letters in any Trademark

•	use in conjunction with any illegal, immoral, obscene or pornographic activities

Schedule “H”

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